American International Holdings Corp Announces

Change in Business Direction and

Acquisition of Novopelle MedSpa in Mckinney, TX

HOUSTON, TX / ACCESSWIRE / June 6, 2019 / American International Holdings Corp. (OTC: AMIH, or the “Company”) is pleased to announce that it has acquired 100% of the issued and outstanding membership interests of Novopelle Diamond, LLC, a Novopelle branded physician supervised, medical spa and wellness clinic that offers a full menu of wellness services including anti-aging, weight loss and skin rejuvenation treatments, located in Mckinney, TX (“Novopelle McKinney”).

As a result of the Share Exchange, the Novopelle McKinney location became a 100% owned subsidiary of AMIH. The Company is also in discussion with the owners of the Novopelle brand to enter into an exclusive licensing agreement whereby the Company would have the exclusive rights to open and operate additional Novopelle branded locations across the United States and abroad. More information about Novopelle and its services can be found at www.Novopelle.com.

Concurrent with the Share Exchange, Jacob Cohen, Esteban Alexander and Alan Hernandez, representing the three former members of Novopelle, were elected to the board of directors and to the office of Chief Executive Officer, Chief Operating Officer and Chief Marketing officer of the Company, respectively.

Through the acquisition of the Novopelle McKinney location, the Company has shifted its efforts and business model to become a diversified holding company dedicated to acquiring, managing and operating businesses in the beauty, health, and wellness sectors.

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In this release, we may rely on and refer to information regarding our industry and the market for our products in general from market research reports, analyst reports and other publicly available information. Although we believe that this information is reliable, we cannot guarantee the accuracy and completeness of this information, and we have not independently verified any of it. Some data is also based on our good faith estimates.

SOURCE: American International Holdings Corp.